Exhibit 10.16

AMENDMENT

TO

WABCO HOLDINGS INC. DEFERRED COMPENSATION PLAN

WHEREAS, WABCO Holdings Inc. (the “Company”) adopted the WABCO Holdings Inc. Deferred Compensation Plan (the “Plan”);

WHEREAS, under Section 8 of the Plan, the Board of Directors of the Company reserves the right to amend the Plan; and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interest of the Company and its shareholders to amend the Plan on the terms set forth herein.

NOW, THEREFORE, the Plan shall be amended as follows, effective as of December 31, 2008:

1. Section 3(d) of the Plan shall be amended by deleting the last sentence of such Section in its entirety and replacing it with the following:

“‘Change of Control’ shall have the meaning set forth in the WABCO Holdings Inc. Omnibus Incentive Plan.”

2. The first sentence of Section 5(a)(1) of the Plan shall be amended by adding “(after applying the presumptions contained therein)” after “applicable regulations”.

3. The third sentence of Section 5(a)(1) of the Plan shall be amended by adding “at the time he or she makes his or her Deferral Election” after “the Participant may elect”.

4. The last sentence of Section 5(a)(1) of the Plan shall be deleted and replaced in its entirety as follows:

“Distributions under this methodology will commence on the first day of the month immediately following the month in which the Participant incurs a Separation from Service or becomes disabled, provided that, distributions made upon a Separation from Service to a ‘Specified Employee’ (as defined below) shall not commence until the date that is six (6) months and one day following Separation from Service. For purposes of this Plan, ‘Specified Employee’ shall have the meaning set forth in Treas. Reg. Section 1.409A-1(i), except that ‘compensation’ shall be defined using the rule provided in Treas. Reg. Section 1.415(c)-2(g)(5)(ii);”

5. The Plan shall be amended so that all references in the Plan to “Key Employees” shall be amended to refer to “Specified Employees.”

6. The second sentence of Section 5(a)(2) of the Plan shall be amended by adding “at the time he or she makes his or her Deferral Election” after “the Participant may elect”.

7. The third sentence of Section 5(a)(3) of the Plan shall be amended by adding “at the time he or she makes his or her Deferral Election” after “the Participant may elect”.

8. The fourth sentence of Section 5(a)(3) of the Plan shall be amended by deleting the proviso in such sentence in its entirety and replacing it with the following:

“provided, that distributions made upon Separation from Service to Specified Employees shall not commence until the date that is six (6) months and one day following Separation from Service”

9. The ninth sentence of Section 6 of the Plan shall be amended by adding the following words immediately at the end of such sentence:

“or by cessation of deferrals under the Plan”

10. Section 10(a) of the Plan shall be amended by adding the following sentence at the end of such Section:

“Notwithstanding anything to the contrary in this Section 10(a), in no event shall the Company establish or fund any grantor trust in a manner or on terms that would result in the imposition of any tax, penalty or interest under Section 409A(b)(1) of the Code and in no event shall the Company be obligated to, nor shall it, fund any grantor trust ‘in connection with a change in the employer’s financial health’ within the meaning of Section 409A(b)(2) of the Code.”

11. All other terms of the Plan shall remain in full force and effect.

IN WITNESS THEREOF, the Company has caused its name to be signed by its duly authorized officers as of the day and year first above written.

WABCO HOLDINGS INC.

By:	/s/ Kevin Tarrant
Name:	Kevin Tarrant
Title:	Chief Human Resources Officer